Exhibit 99.1

National CineMedia, Inc. Reports Results for
Fiscal Fourth Quarter and Full Year 2020

Announced Quarterly Cash Dividend of $0.05 per Share
Raised Additional $50 million of Financing through Credit Facility Amendment
Centennial, CO - March 8, 2021 - National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.0% of National CineMedia, LLC (NCM LLC), the operator of the largest cinema advertising network reaching movie audiences in North America, announced today consolidated results for the fiscal fourth quarter and year ended December 31, 2020.

COVID-19 Pandemic and Related Liquidity Measures
Beginning in mid-March 2020, each of the Company’s founding members and all of its network affiliates announced that their theaters would be temporarily closed to address the COVID-19 pandemic and almost all of the theaters within the Company’s network remained closed until late August 2020. The Company generated no in-theater advertising revenue for the period that the theaters were closed. On September 4, 2020, the Company resumed advertising within the theaters that were open in its network, however, in-theater advertising revenue continues to be adversely impacted as attendance remains lower than historical levels due to government restrictions including mandated patron capacity limitations and a continued lack of new major motion picture releases. In October 2020, Regal announced the re-closure of its theaters in the United States. As of December 31, 2020, 40.5% of the theaters within the Company’s network were open.
NCM LLC’s theater access fees, network affiliate payments and Platinum Spot revenue share payments are driven by attendance, active screens and revenue, and therefore, were not incurred for the duration that the theaters were closed and will be reduced for the period of time that attendance is lower than historical levels.
The Company continues to preserve cash and ensure sufficient liquidity to endure the impacts of the COVID-19 pandemic, even if prolonged. Since the beginning of the pandemic, the Company has significantly reduced compensation cost through a combination of temporary furloughs, permanent layoffs and salary reductions. As of the filing date, almost 20% of our current headcount is on furlough, over 20% of our current headcount is on reduced pay and schedules of 50-60% and almost all remaining employees are at salary reductions of up to 20%. Further, since the start of the COVID-19 pandemic we have permanently reduced our total headcount by over 20% from pre-COVID-19 pandemic headcount levels. Further, the Company suspended non-essential operating expenditures, terminated or deferred certain non-essential capital expenditures, and worked with its vendors, and other business partners to manage, defer, and/or abate certain costs during the disruptions caused by the COVID-19 pandemic. As of December 31, 2020, the Company had $181.8 million of cash, cash equivalents and investments ($123.9 million at NCM LLC and $57.9 million at NCMI).
On March 8, 2021 NCM LLC amended its Credit Agreement to (1) raise $50.0 million of additional liquidity at an interest rate of LIBOR plus 8.0% to mature on December 20, 2024 and (2) extend the waiver of any non-compliance with its Consolidated Net Senior Secured Leverage Ratio and Consolidated Total Leverage Ratio financial covenants established by the credit agreement amendment entered into on April 30, 2020 until and including the quarter ending June 30, 2022 and allow for increased financial covenant ratios for the quarter ending September 29, 2022. The Credit Agreement amendment also extends requirements established by the credit agreement amendment entered into on April 30, 2020 through September 29, 2022 related to the amount of NCM LLC unrestricted cash on hand and availability under the Revolving Credit Facility during the waiver period, as well as, restrictions on available cash distributions from NCM LLC to NCM, Inc., during the waiver period, all of which are further described in the Company’s Form 8-K filed with the SEC on March 8, 2021. When including the approximate net proceeds from the amendment after fees, the Company would have had a cash balance of $204.9 million ($147.0 million at NCM LLC) as of March 5, 2021.
As of the date of this release, multiple COVID-19 vaccines have been developed and immunizations have commenced throughout the United States and instances of the COVID-19 virus are decreasing from the peak numbers experienced in late 2020. We believe that the exhibition industry has historically fared well during periods of economic stress, and management remains optimistic, though cannot guarantee, that the founding members and network affiliates will rebound and attendance figures will benefit from pent-up social demand as state and local restrictions and other social distancing orders subside and people seek togetherness with a return to normalcy. However, the ultimate significance of the COVID-19 pandemic, including the extent of the adverse impact on the Company’s financial and operational results, will be dictated by the currently unknowable duration of the pandemic, the effect of the pandemic on the overall economy and the advertising market and responsive governmental regulations, including mandated business closures which could recur after reopening causing subsequent closure periods, social distancing guidelines, theater capacity restrictions, shifting movie slates, voluntary theater closures and the level of theater attendance. Our business also could be significantly affected should the disruptions caused by the COVID-19 pandemic lead to changes in consumer behavior (such as the movie audience’s willingness to return to the movie theaters and the impacts of social distancing, facemask requirements and other measures on the movie going experience), or further reductions to the customary theatrical release window. The COVID-19 pandemic also makes it more challenging for management to estimate the future performance of our business, particularly over the near to medium term. The Company continues to monitor the rapidly evolving situation and its potential impacts on its financial position, results of operations, liquidity and cash flows.
Q4 and Full Year 2020 Results
Total revenue for the fourth quarter ended December 31, 2020 decreased 89.3% to $15.7 million as compared to $147.2 million for the comparable quarter last year. Operating income decreased 128.6% to an operating loss of $20.8 million for the fourth quarter of 2020 from operating income of $72.7 million for the fourth quarter of 2019. Adjusted OIBDA decreased 111.9% to negative $9.9 million for the fourth quarter of 2020 from $83.5 million for the fourth quarter of 2019. Net loss for the fourth quarter of 2020 was $35.2 million, or $0.45 per diluted share, compared to net income of $19.1 million, or $0.24 per diluted share, for the fourth quarter of 2019. As adjusted to exclude the impact of increasing the valuation allowance against certain of our deferred tax assets, including the resulting re-measurement of the payable to the founding members under the tax receivable agreement, net loss per share for the fourth quarter of 2020 would have increased to $0.62 and net income per share for the fourth quarter of 2019 would have remained the same. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.
Total revenue for the year ended December 31, 2020 decreased 79.7% to $90.4 million from $444.8 million for the year ended December 26, 2019. Operating income decreased 137.8% to operating loss of $61.0 million for the year ended 2020 from operating income of $161.3 million for the year ended 2019. Adjusted OIBDA decreased 109.3% to negative $19.4 million for the year ended 2020 from $207.5 million for the year ended 2019. Net loss for the year ended 2020 was $65.4 million, or $0.84 per diluted share, compared to net income of $36.1 million, or $0.46 per diluted share, for the year ended 2019. As adjusted to exclude impairment of long-lived assets and the impact of increasing the valuation allowance against certain of our deferred tax assets, including the resulting re-measurement of the payable to the founding members under the tax receivable agreement, net loss per share in 2020 would have increased to $1.00, and as adjusted to exclude CEO transition-related costs, net income per share in 2019 would have increased to $0.47. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.
Dividend
The Company announced today that its Board of Directors has authorized the Company’s quarterly cash dividend of $0.05 per share of common stock. The dividend will be paid on April 5, 2021 to stockholders of record on March 22, 2021. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute substantially all its cash flow to stockholders through its quarterly dividend. The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will take into account general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant which includes short-term and long-term impacts to the Company related to the COVID-19 pandemic and restrictions under the NCM LLC Credit Agreement.
From the CEO
Commenting on the Company’s 2020 operating results, response to COVID-19, and future outlook, NCM CEO Tom Lesinski said, “While 2020 was a very challenging year, I am very proud of the way the NCM Team responded to the adversity and stayed focused on positioning NCM for future growth. With our liquidity position fortified as a result of our recent debt expansion and amendment and the COVID-19 vaccine roll-out accelerating, we are well positioned for when theater audiences return. Our larger cinema network combined with our new out-of-home inventory will be even more attractive to media buyers as ad-based TV loses younger viewership to subscription-based streaming platforms. We are also optimistic that film producers will once again seek the marketing and public relations value provided by a broad cinema launch.”
Mr. Lesinski concluded, “Having now weathered the worst of the COVID-19 storm, I am confident that 2021 will be a year of rebirth for our cinema partners and NCM as we expect our high margin business model to once again begin to generate free cash flow growth and dividend appreciation for our stockholders.”
2021 Outlook
Due to the current unprecedented market conditions related to the COVID-19 pandemic and the resulting uncertainty regarding the duration and ultimate impact of governmental regulations, including mandated business closures and theater capacity restrictions that affect our network theaters and clients, shifting movie slates, as well as the impact of changes in consumer behavior (such as social distancing) on attendance following the reopening of the theaters, the Company is not currently providing guidance for the fiscal year ending December 30, 2021.
Supplemental Information
Integration and other encumbered theater payments due from AMC associated primarily with Carmike Theaters for the quarter and year ended December 31, 2020 were $0.0 million and $1.4 million, respectively, and from Cinemark and AMC associated primarily with Rave Theaters and Carmike Theaters for the quarter and year ended December 26, 2019 were $8.6 million and $22.3 million, respectively. Integration and other encumbered theater payments decreased $20.9 million from the year ended December 26, 2019 to the year ended December 31, 2020 because the Company generated negative Adjusted OIBDA during these periods due to the closure of the encumbered theaters in response to the COVID-19 pandemic. These payments were recorded as a reduction of an intangible asset on the Balance Sheet and are not included in operating results or Adjusted OIBDA.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties March 8, 2021 at 5:00 P.M. Eastern Time. The live call can be accessed by dialing 1-877-407-9716 or for international participants 1-201-493-6779. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.
The replay of the conference call will be available until midnight Eastern Time, March 22, 2021, by dialing 1-844-512-2921 or for international participants 1-412-317-6671, and entering conference ID 13716776.
About National CineMedia, Inc.
National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with the power of movies and engage movie fans anytime and anywhere. NCM’s Noovie pre-show is presented exclusively in 53 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC, LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,400 screens in over 1,650 theaters in 190 Designated Market Areas® (all of the top 50).

NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 48.0% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.
Forward-Looking Statements
This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements concerning the ultimate impact of the COVID-19 pandemic on the Company and future theater attendance levels, among others. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the Noovie pre-show; 2) the impact of pandemics, epidemics or disease outbreaks, such as the novel coronavirus (COVID-19); 3) increased competition for advertising expenditures; 4) changes to relationships with NCM LLC’s founding members; 5) inability to implement or achieve new revenue opportunities; 6) failure to realize the anticipated benefits of the 2019 ESA Amendments; 7) technological changes and innovations; 8) economic conditions, including the level of expenditures on cinema advertising; 9) our ability to renew or replace expiring advertising and content contracts; 10) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 11) reinvestment in our network and product offerings may require significant funding and resulting reallocation of resources; 12) fluctuations in operating costs; and 13) changes in interest rates. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future non-cash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT:	MEDIA CONTACT:
Ted Watson	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.
Condensed Consolidated Statements of Income Unaudited
($ in millions, except per share data)

	Quarter Ended		Year Ended
	December 31, 2020	December 26, 2019	December 31, 2020	December 26, 2019
Revenue	$15.7	$147.2	$90.4	$444.8
OPERATING EXPENSES:
Advertising operating costs	1.9	11.5	10.3	38.3
Network costs	2.3	3.4	8.6	13.5
Theater access fees and revenue share to founding members	5.1	21.9	24.6	82.7
Selling and marketing costs	9.5	16.5	37.6	64.9
Administrative and other costs	7.9	11.6	30.9	43.8
Impairment of long-lived assets	—	—	1.7
Depreciation expense	3.6	3.6	13.1	13.6
Amortization of intangibles recorded for network theater screen leases	6.2	6.0	24.6	26.7
Total	36.5	74.5	151.4	283.5
OPERATING (LOSS) INCOME	(20.8)	72.7	(61.0)	161.3
NON-OPERATING EXPENSES:
Interest on borrowings	14.9	15.6	55.8	58.0
Interest income	—	(0.7)	(0.6)	(2.1)
Loss on early retirement of debt, net	0.1	5.9	0.4	5.6
(Gain) loss on re-measurement of the payable to founding members under the tax receivable agreement	(152.0)	0.1	(152.7)	1.1
Other non-operating loss (income)	0.1	(0.1)	0.2	(0.4)
Total	(136.9)	20.8	(96.9)	62.2
INCOME BEFORE INCOME TAXES	116.1	51.9	35.9	99.1
Income tax expense	169.9	6.4	162.2	12.4
CONSOLIDATED NET (LOSS) INCOME	(53.8)	45.5	(126.3)	86.7
Less: Net (loss) income attributable to noncontrolling interests	(18.6)	26.4	(60.9)	50.6
NET (LOSS) INCOME ATTRIBUTABLE TO NCM, INC.	$(35.2)	$19.1	$(65.4)	$36.1

NET (LOSS) INCOME PER NCM, INC. COMMON SHARE
Basic	$(0.45)	$0.25	$(0.84)	$0.47
Diluted	$(0.45)	$0.24	$(0.84)	$0.46

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	78,039,589	77,502,606	77,955,675	77,345,577
Diluted	78,039,589	78,206,454	77,955,675	77,782,567

Dividends declared per common share	$0.07	$0.17	$0.40	$0.68

NATIONAL CINEMEDIA, INC.
Selected Condensed Balance Sheet Data
Unaudited ($ in millions)

	As of
	December 31, 2020	December 26, 2019
Cash, cash equivalents and marketable securities	$181.8	$80.9
Receivables, net	16.2	170.8
Property and equipment, net	27.5	33.2
Total assets	886.2	1,130.0
Borrowings, gross	1,060.3	935.6
Total equity/(deficit)	(268.6)	(121.2)
Total liabilities and equity	886.2	1,130.0

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited

	Year Ended
	December 31, 2020	December 26, 2019
Total Screens (100% Digital) at Period End (1)(5)(6)	20,450	21,208
Founding Member Screens at Period End (2)(5)(6)	16,515	16,880

	Quarter Ended		Year Ended
(in millions)	December 31, 2020	December 26, 2019	December 31, 2020	December 26, 2019
Total Attendance for Period (3)(5)	12.4	154.0	138.2	651.4
Founding Member Attendance for Period (4)(5)	9.7	127.1	113.6	539.7
Capital Expenditures (7)	$3.3	$4.8	$11.2	$15.3

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total attendance within NCM LLC’s advertising network.
(4)	Represents the total attendance within NCM LLC’s advertising network in theaters operated by the founding members.
(5)	Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for certain periods presented.
(6)	Excludes the temporary theater closures in response to the COVID-19 pandemic.
(7)	Includes certain other implementation costs associated with Cloud Computing Arrangements.

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited
(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Year Ended
	December 31, 2020	December 26, 2019	December 31, 2020	December 26, 2019
Revenue breakout:
National and regional advertising revenue	$11.7	$120.8	$66.7	$348.9
Local advertising revenue	3.5	19.6	17.5	66.9
Total advertising revenue (excluding beverage)	$15.2	$140.4	$84.2	$415.8

Total revenue	$15.7	$147.2	$90.4	$444.8

Per attendee data:
National and regional advertising revenue per attendee	$0.944	$0.784	$0.483	$0.536
Local advertising revenue per attendee	$0.282	$0.127	$0.127	$0.103
Total advertising revenue (excluding beverage) per attendee	$1.226	$0.912	$0.609	$0.638
Total revenue per attendee	$1.266	$0.956	$0.654	$0.683
Total attendance (1)	12.4	154.0	138.2	651.4

Other operating data:
Operating (loss) income	$(20.8)	$72.7	$(61.0)	$161.3
Adjusted OIBDA (2)	$(9.9)	$83.5	$(19.4)	$207.5
Adjusted OIBDA margin (2)	(63.1)%	56.7%	(21.5)%	46.7%

(Loss) earnings per share - basic	$(0.45)	$0.25	$(0.84)	$0.47
(Loss) earnings per share - diluted	$(0.45)	$0.24	$(0.84)	$0.46

Adjusted (loss) income per share - diluted (2)	$(0.62)	$0.24	$(1.00)	$0.47

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for certain periods presented.
(2)	Adjusted OIBDA, Adjusted OIBDA margin and adjusted income per share are not financial measures calculated in accordance with GAAP in the United States. See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.
Non-GAAP Reconciliations
Unaudited
Adjusted OIBDA and Adjusted OIBDA Margin
Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States. Adjusted OIBDA represents operating income before depreciation and amortization expense adjusted to also exclude amortization of intangibles recorded for network theater screen leases, non-cash share based compensation cost, Chief Executive Officer transition costs, and impairments of long-lived assets. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. Our management uses these non-GAAP financial measures to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, amortization of intangibles recorded for network theater screen leases, non-cash share based compensation programs, CEO turnover, impairments of long-lived assets, interest rates, debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s amortization of intangibles recorded for network theater screen leases, share based payment costs, costs associated with the resignation of the Company’s former Chief Executive Officer or impairments of long-lived assets. Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as an indicator of operating performance, nor should it be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.
The following tables reconcile operating income to Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 31, 2020	December 26, 2019	December 31, 2020	December 26, 2019
Operating (loss) income	$(20.8)	$72.7	$(61.0)	$161.3
Depreciation expense	3.6	3.6	13.1	13.6
Amortization of intangibles recorded for network theater screen leases	6.2	6.0	24.6	26.7
Share-based compensation costs (1)	1.1	1.2	2.2	5.5
Impairment of long-lived assets	—	—	1.7	—
CEO transition costs	—		—	0.4
Adjusted OIBDA	$(9.9)	$83.5	$(19.4)	$207.5
Total revenue	$15.7	$147.2	$90.4	$444.8
Adjusted OIBDA margin	(63.1)%	56.7%	(21.5)%	46.7%

Adjusted OIBDA	$(9.9)	$83.5	$(19.4)	$207.5
Carmike and Rave Theaters integration and encumbered theater payments	—	8.6	1.4	22.3
Adjusted OIBDA after integration and encumbered theater payments	$(9.9)	$92.1	$(18.0)	$229.8

(1)
Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables as shown in the following table (dollars in millions).

	Quarter Ended		Year Ended
	December 31, 2020	December 26, 2019	December 31, 2020	December 26, 2019
Share-based compensation costs included in network costs	$0.1	$0.1	$0.2	$0.4
Share-based compensation costs included in selling and marketing costs	0.3	0.3	0.8	1.4
Share-based compensation costs included in administrative and other costs	0.7	0.8	1.2	3.7
Total share-based compensation costs	$1.1	$1.2	$2.2	$5.5

Adjusted Net Loss and Loss per Share
Adjusted net loss and loss per share are not financial measures calculated in accordance with GAAP in the United States. Adjusted net loss and loss per share are calculated using reported net loss and loss per share and exclude CEO transition-related costs, impairment of long-lived assets and the impact of increasing the valuation allowance against certain of our deferred tax assets including the resulting re-measurement of the payable to the founding members under the tax receivable agreement. Our management uses these non-GAAP financial measures as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Adjusted net loss should not be regarded as an alternative to net loss and should not be regarded as an alternative to loss per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net loss and loss per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles as reported net income and income per share to adjusted net income and income per share excluding the CEO transition-related costs, the impact of increasing the valuation allowance against certain of our deferred tax assets including the resulting re-measurement of the payable to the founding members under the tax receivable agreement and the impairment of long-lived assets for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 31, 2020	December 26, 2019	December 31, 2020	December 26, 2019
Net (loss) income as reported	$(35.2)	$19.1	$(65.4)	$36.1
CEO transition costs (1)	—	—	—	0.4
Impairment of long-lived assets (2)	—	—	1.7	—
Effect of noncontrolling interests (52.0%, 51.2%, 52.0% and 51.2%, respectively)	—	—	(0.9)	(0.2)
Effect of provision for income taxes (24.6%, 24.3%, 24.6%, 24.3%, respectively) (3)	—	—	(0.2)	—
Gain on re-measurement of the payable to founding members under the tax receivable agreement (4)	(151.9)	—	(151.9)	—
Income tax expense related to re-measurement of deferred tax balances (4)	139.0	—	139.0	—
Net effect of adjusting items	$(12.9)	$—	$(12.3)	0.2
Diluted net income excluding adjusting items	$(48.1)	$19.1	$(77.7)	$36.3

Weighted Average Shares Outstanding as reported:
Diluted	78,039,589	78,206,454	77,955,675	77,782,567

Diluted (loss) income per share as reported	$(0.45)	$0.24	$(0.84)	$0.46
Net effect of adjusting items	(0.17)	—	(0.16)	0.01
Diluted (loss) income per share excluding adjusting items	$(0.62)	$0.24	$(1.00)	$0.47

(1)	Chief Executive Officer transition costs represent severance, consulting and related other costs and are included in administrative expense in the accompanying financial tables.
(2)	The impairment of long-lived assets primarily relates to the write-off of certain internally developed software.
(3)	The rates utilized to tax effect the adjusting items represent the current tax rates for the respective periods.
(4)
The gain on the re-measurement of the payable to the founding members and the income tax expense are related to the decrease in our payable to the founding members under the tax receivable agreement resulting from an increase in the valuation allowance against certain of our deferred tax assets following the determination that as of December 31, 2020 it is more-likely-than-not that these deferred tax assets will be realized prior to expiration.